UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 000-31184

Date of Report: July 3, 2012

SHOSHONE SILVER/GOLD MINING COMPANY
(Exact name of registrant as specified in its charter)

IDAHO	82-0304993
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5968 N. Government Way #305 Coeur d’Alene, ID 83815
(Address of principal executive offices)

(843) 715-9504
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 3, 2012, Shoshone Silver/Gold Mining Company (“Shoshone”) executed an Option to Lease agreement (“the Agreement”) with Black Mountain Resources Limited (“BMZ”), an Australian company listed on the Australian Securities Exchange. Under the Agreement, Shoshone grants BMZ an option (“the Option”) to lease for a 15-year period Shoshone’s Lakeview District Mill (“the Mill”). The Agreement also gives BMZ the right to acquire Shoshone’s mineral claims comprising the Weber Mine Property in the Lakeview District upon BMZ’s executing the Option.

Within seven days of executing the Agreement, Shoshone will receive a nonrefundable cash payment of $500,000 from BMZ. In turn, upon executing the Agreement, BMZ is given the right to conduct due diligence for a period of 90 days. If BMZ chooses to execute the Option within this period, it will issue a total of 5,000,000 shares of its common stock to Shoshone, with 2,500,000 of such shares to be issued after a one year voluntary escrow. Upon execution of the Option, BMZ will become the owner of the Weber Mine Property claims.

Under the Agreement, Shoshone also grants to BMZ a preemptive right and right of first refusal to acquire Shoshone’s interests in its mining claims located in the Lakeview Mining District and the Coeur d’Alene Mining District of Idaho.

By executing the Option, BMZ will be responsible for all maintenance on and capital improvements to the Mill and will be responsible for paying a net $10 per ton toll milling charge to Shoshone for each ton of ore processed. For every year after the first ten years of the Lease, BMZ agrees to make minimum toll payments to Shoshone of $250,000 per year. Upon termination of the Lease, any capital improvements to the Mill become the property of Shoshone.

Under the Agreement, Shoshone may use the Mill to process its own ore by making commercial payments to BMZ. The Lease may be extended beyond its primary term for two successive 15-year periods.

Exhibit List

10.1	Lease Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOSHONE SILVER/GOLD MINING COMPANY

Date: July 9, 2012
/s/ John Ryan
John Ryan
Treasurer and Chief Financial Officer (Principal Financial Officer)